AGREEMENT

This Agreement ("Agreement") is made this 3rd day of August, 2001 (the "Effective Date"), by and between VIRTUAL SELLERS.COM, INC. ("VDOT"), a Canadian corporation with an office located at 1000-120 North LaSalle Street, Chicago IL 60602 and PEARSON EDUCATION, INC. ("PE"), a Delaware corporation with an office at One Lake Street, Upper Saddle River, New Jersey 07458.

WHEREAS, Healthtrac Inc. ("HTI"), a California corporation, all of the shareholders of HTI, VDOT and Healthtrac Corporation ("Healthtrac"), a wholly owned subsidiary of VDOT, are all of the parties to a Merger Agreement dated July 11, 2001 (the "Merger Agreement") that provides for a forward triangular merger (the "Merger") in which VDOT will issue shares to all of the stockholders of HTI in consideration for the merger of HTI into Healthtrac; and

WHEREAS, HTI entered into an Agreement dated February 16, 1999 with Addison Wesley Longman, Inc. (the "AWL Agreement") pursuant to which the parties thereto converted certain open accounts into a Secured Term Promissory Note (the "Note") dated February 16, 1999 in the original principal amount of $1,272,096.65; and

WHEREAS, on December 31, 2000, Addison Wesley Longman, Inc. made a dividend of substantially all of its assets (the "AWL Assets"), including the AWL Agreement and the Note, to Pearson Education Holdings, Inc.;

WHEREAS, on December 31, 2000, Pearson Education Holdings, Inc. made a capital contribution of all of the AWL Assets, including the AWL Agreement and the Note, to PE;

WHEREAS, as of the date of this Agreement, the outstanding balance of the debt evidenced by the AWL Agreement and the Note (the "Debt") is approximately $892,459.27;

WHEREAS, PE is willing to forgive and cancel the Debt, the AWL Agreement and any loans, guaranties, security interests or similar arrangements described in or referred to in the AWL Agreement, without penalty, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the payment by VDOT to PE of ten dollars ($10) cash in hand paid, as well as other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

  Recitals

  The Recitals set forth above are acknowledged by the parties hereto to be true and correct and are incorporated herein by this reference.

  AWL agreement

  At the Closing (as hereinafter defined), the AWL Agreement, the Note and the Debt shall be cancelled and shall be of no further force or effect and PE shall deliver to VDOT:

      the original Note, together with any renewals, extensions and additions thereto, marked "paid in full";

      a release and termination effecting the immediate cancellation of any security interest held by PE in any property of HTI including, without limitation, any security interest held by PE pursuant to the Security Agreement between AWL and HTI dated February 16, 1999 and the Grant of Nonpossessory Security Interest In Collateral made by James F. Fries in favour of AWL on February 16, 1999 (which, together with the UCC-3 Termination Statements described in the next paragraph, will collectively be referred to as the "Security Documents");

      Uniform Commercial Code Form UCC-3 Termination Statements effecting the termination of the Uniform Commercial Code UCC-1 Financing Statements filed pursuant to the AWL Agreement, the Debt or any other debt or security interest owed by HTI to PE including, without limitation, the UCC-1 Financing Statements filed:

        on February 25, 1999, with the Secretary of State of the State of California under filing number 9906160399,

        on February 25, 1999, with the San Mateo County Recorder under filing number 99-033135, and on February 26, 1999, with the Secretary of State of the State of California under filing number 9906260612;

      an absolute release pursuant to which PE releases any and all claims that it or AWL has or may have on or after the Closing Date (as hereinafter defined) against HTI or any successor in interest including, without limitation, Healthtrac and VDOT, in respect of the Debt, the AWL Agreement or related matters, except for any claims (i) to any right to receive the Shares pursuant to this Agreement and (ii) that may arise out of PE's rights as a shareholder of VDOT.

  payment

    Within five (5) days after the Closing and in consideration for the cancellation of the Debt and the PE Agreement, VDOT shall pay to PE the sum of $500,000 payable in common shares in the share capital of VDOT (the "Shares"), each of which will be issued at a deemed price per share equal to the ten-day average of the price of the Shares on the last trade (sale) of the day for the ten-day period ending on the Closing Date (as hereinafter defined).

    The Shares have not been and will not be registered under the United States Securities Act of 1933 (the "1933 Act"), or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act.

    The Shares will be subject to a one year hold period. PE will provide and execute all representations and collateral agreements as are necessary to ensure that the issuance of the Shares complies with the requirements of all applicable securities legislation including, by way of example but not in limitation, a Subscription Agreement and an Investor Questionnaire. If at any time during the year after the Closing Date VDOT determines to register any of its securities (other than a registration which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares) VDOT will give PE prompt written notice thereof (which notice will list the jurisdictions in which VDOT intends to attempt to qualify such securities under any applicable blue sky or other state securities laws) and will include, in such registration, all of the Shares that are specified by PE in any written request made by PE within twenty (20) days after PE's receipt of VDOT's notice of registration. Any expenses of such a registration shall be borne, pro-rata, among the holders of all of the securities being registered on the basis of the number of shares registered. Notwithstanding the foregoing with respect to registration, the Shares will continue to be subject to the one year hold period specified in this Section 3.3.

    VDOT will issue the Shares from treasury as fully-paid and non-assessable shares in the capital of VDOT, free and clear of all liens, charges and encumbrances except as expressly provided in Sections 3.2 and 3.3, above.

  Representations and warranties of PE

    PE represents and warrants to VDOT, with the intent that VDOT shall rely on such representations and warranties in entering into this Agreement and in issuing the Shares, that:

      PE is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the power and capacity to execute and deliver this Agreement, to perform it obligations under this Agreement, to own and dispose of the Debt and to cancel the AWL Agreement, the Note, the Security Documents and any other documents evidencing or securing the debt;

      This Agreement has been authorized by all necessary corporate action by PE;

      To the best of PE's knowledge, this Agreement constitutes the legal, valid and binding obligation of PE enforceable against it in accordance with its terms; and

      The execution and delivery of this Agreement by PE, and PE's performance of its obligations hereunder, will not conflict with or result in a breach of or a default under:

        PE's constating documents;

        any other agreement to which PE is a party; and

      PE is the sole and exclusive owner of the Debt and it has not previously, in any manner whatsoever, granted, transferred or assigned all or any part of any right, title, benefit or interest in the Debt, the Note, the Security Documents or the AWL Agreement to any person.

  Representations and warranties of vdot

    VDOT represents and warrants to PE, with the intent that PE shall rely on such representations and warranties in entering into this Agreement and in receiving the Shares, that:

      VDOT is a corporation incorporated and validly subsisting under the Canada Business Corporation Act and has the necessary corporate power and authority to carry on its business as now conducted and to execute and deliver, and to perform its obligations under, this Agreement;

      This Agreement has been authorized by all necessary corporate action by VDOT;

      To the best of VDOT's knowledge, this Agreement constitutes the legal, valid and binding obligation of VDOT enforceable against it in accordance with its terms; and

      The execution and delivery of this Agreement by VDOT, and VDOT's performance of its obligations hereunder, will not conflict with or result in a breach of or a default under:

        VDOT's constating documents;

        any other agreement to which VDOT is a party;

      Upon issuance, all of the Shares will have been duly authorized and validly issued as fully paid and non-assessable shares in the share capital of VDOT and will not have been issued in violation of any pre-emptive or similar rights or the terms of any agreement or other understanding binding upon or applicable to VDOT;

      To the best of VDOT's knowledge, and relying upon the representations, warranties and covenants made by PE to VDOT in the Subscription Agreement and Prospective Investor Questionnaire attached hereto as Exhibit "B", the Shares will be issued in compliance with all applicable charter documents of VDOT and all applicable U.S. and Canadian federal, state and foreign securities laws, rules and regulations;

      None of VDOT's filings with the Securities and Exchange Commission contain any misstatements or omissions of a material fact required to be disclosed in SEC filings.

  closing

  The closing (the "Closing") of this Agreement shall be held on the date (the "Closing Date") that the Merger is effected pursuant to the Merger Agreement dated July 11, 2001 between VDOT, HTI, the shareholders of HTI and Healthtrac Corporation, a newly formed subsidiary of VDOT (the "Merger Agreement").

  Condition to closing

  All of VDOT's and PE's obligations under this Agreement shall be conditioned upon, and subject to, the occurrence of the Merger pursuant to the Merger Agreement.

  indemnity

    PE shall and does hereby agree to indemnify VDOT and its directors, officers, employees and agents (collectively, the "VDOT Indemnitees") against, and hold the VDOT Indemnitees harmless from, any and all liabilities, losses, damages, costs and expenses (including legal fees and expenses) which the VDOT Indemnitees or any of them may suffer in connection with any and all claims, actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing arising out of the breach or misstatement by PE of any representation, covenant or warranty contained in this Agreement.

    VDOT shall and does hereby agree to indemnify PE and its directors, officers, employees and agents (collectively, the "PE Indemnitees") against, and hold the PE Indemnitees harmless from, any and all liabilities, losses, damages, costs and expenses (including legal fees and expenses) which the PE Indemnitees or any of them may suffer in connection with any and all claims, actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing arising out of (a) the breach or misstatement by VDOT of any representation, covenant or warranty contained in this Agreement; (b) claims made by HTI arising out of the AWL Agreement, the Debt, the Note, the Security Documents or any other documents evidencing or securing the Debt; and (c) PE's rights to receive the Shares pursuant to this Agreement.

  dispute resolution

    Any dispute arising out of or relating to this Agreement that is not settled by agreement between the parties within a reasonable time will be settled exclusively by binding arbitration by a single arbitrator. The location of the arbitration will be Chicago, Illinois or any other location mutually agreed to by the parties. The arbitration will be governed by the rules of the American Arbitration Association. All fees and expenses of the arbitrator will be borne by the losing party. Otherwise, each party will bear their respective costs incurred in connection with the arbitration. The parties will use their best efforts to ensure that an arbitrator is selected promptly and that the arbitration hearing is conducted no later than three (3) months after the arbitrator is selected. The arbitrator must decide the dispute in accordance with the substantive law which would govern the dispute if it were litigated in court. This requirement does not, however, mean that the award is reviewable by a court for errors of law or fact. Following the arbitration hearing, the arbitrator will issue an award and a separate written decision which summarizes the reasoning behind the award and the legal basis for the award. The arbitrator will not:

      award damages excluded by the terms of this Agreement; or

      award damages in excess of the amount, if any, limited by the terms of this Agreement.

    The award of the arbitrator will be final and binding on each party. Judgement upon the award may be entered in any court of competent jurisdiction.

    Exception. The dispute resolution procedures described in this Article 9 are the sole and exclusive procedures for the resolution of any disputes which arise out of or are related to this Agreement, except that a party may seek preliminary or temporary injunctive relief from a court if, in that party's sole judgment, such action is necessary to avoid irreparable harm or to preserve the status quo. If a party seeks judicial injunctive relief as described in this Section, then the parties will continue to participate in good faith in the dispute resolution procedures described in Section 9.1. The parties agree that no court which a party petitions to grant the type of preliminary or temporary injunctive relief described in this Section may award damages or resolve the dispute. Venue for any judicial proceeding for preliminary or temporary injunctive relief will be in Chicago, Illinois and the parties hereby expressly waive any objections or defences based on lack of personal jurisdiction.

  Currency

  Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States funds.

  Entire Agreement

  The provisions of this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, proposals and agreements, whether oral or written, with respect to the subject matter hereof and there is no representation, warranty, term or condition, express or implied, relating to any Services provided except as specifically set forth herein.

  Severability

  If any part of this Agreement is declared or held unenforceable for any reason, then, notwithstanding such illegality or unenforceability, it will be enforced to the maximum extent permissible, and the legality and enforceability of the other provisions of this Agreement will not be affected and it is hereby declared the intention of the parties hereto that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held unenforceable.

  Governing Law

  This Agreement will in all respects be governed exclusively by and construed in accordance with the laws of the State of Illinois and will be treated in all respects as an Illinois contract. This Section will not be construed to affect the rights of a party to enforce a judgment or award outside Illinois, including the right to record and enforce a judgment or award in any other jurisdiction.

  Further Assurances

  Each of the parties will from time to time promptly and duly execute and deliver all documents and take such action as may be necessary or desirable in order to effectively carry out the intent and purposes of this Agreement, to protect the interests of the parties hereto and to establish, protect and perfect the rights, remedies and interests granted or intended to be granted hereunder.

  Relationship of Parties

  The relationship of the parties is that of independent contractors. Nothing in this Agreement will be construed as placing the parties in a relationship as employer and employee, principal and agent, partners or joint venturers. Neither party will have the authority to enter into legally binding obligations on behalf of the other party without the other party's prior express written consent. Neither party will act or represent itself, directly or by implication, as an agent of the other or in any manner assume or create any obligation on behalf of, or in the name of the other.

  Time of the Essence

  Time is of the essence in this Agreement.

  No Waiver

  Failure of either party to insist upon strict performance of any of the terms and conditions herein will not be deemed a waiver of any rights or remedies that either party will have and will not be deemed a waiver of any subsequent default of the terms and conditions hereof.

  No Third Party Rights

  Nothing contained in this Agreement will or is intended to create or will be construed to create any right in or any duty or obligation by either party to any third party. There are no third party beneficiaries of this Agreement.

  Amendment

  No provision of this Agreement may be changed, modified or amended from time to time unless with the express written agreement of the parties executed by their authorized representatives.

  Assignment

  Neither party hereto may assign all or any part of its obligations under this Agreement without the prior written consent of the other party and any attempt to do so will be void.

  Enurement

  This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors, legal representatives, executors, administrators and permitted assigns.

  Notices

  Any notice permitted or required under the Agreement must be in writing. Any such notice will be deemed delivered: (a) on the day of delivery in person; (b) one day after deposit with an overnight courier, fully prepaid; (c) on the date sent by facsimile transmission; or (d) on the date sent by e-mail, if confirmed by first-class mail, properly posted, or by facsimile transmission; to the address or fax number as follows:

  If to VDOT:

  VirtualSellers.com, Inc.
  1000 - 120 North LaSalle Street
  Suite 1000
  Chicago, Illinois, 60602

  Attention: President
  Facsimile No.:  (312) 920-1870

  with a copy to:

  Clark, Wilson
  800 - 885 West Georgia Street
  Vancouver, B.C., Canada V6C 3H1

  Attention: Mr. Ethan P. Minsky
  Facsimile No.:  (604) 687-6314

  If to PE:

  Pearson Education, Inc.
  One Lake Street
  Upper Saddle River, New Jersey 07458

  Attention: President

  with a copy to:

  Morgan, Lewis & Bockius LLP
  101 Park Avenue
  New York, New York 10178

  Attention: Charles E. Engros, Esq.
  Facsimile No.: (212) 309-6273

  or at such other reasonable address or fax number at which personal delivery may be effected of which a party may from time to time give notice.

  Counterparts

This Agreement may be executed in counterpart, each of which, when so executed, will be deemed to be an original copy hereof, and all such counterparts together will constitute but one single agreement. Each party may deliver a counterpart signature page by facsimile transmission.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

VIRTUALSELLERS.COM, INC.

Per: /s/ Robert E. Watson
Authorized Signatory

PEARSON EDUCATION, INC.

Per: /s/ signed
Authorized Signatory

SCHEDULE "A"

Copy of AWL Agreement

SCHEDULE "B"

Copy of Subscription Agreement